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                                                                EXHIBIT 10.12


[CORN PRODUCTS LETTERHEAD]



                                CONFIDENTIAL

                                                December 12, 1997

Mr. Eugene Northacker
P.O. Box 993
Wolfboro, NH 03894

Dear Gene:

        I am writing to convey information concerning your status with Corn Products International effective January 1, 1998. Since you have elected not to relocate to our now Chicago headquarters, the established location for your position, and instead will work from your home in New Hampshire, several matters must be addressed.

        You are an important member of Corn Products' management team and are expected to participate in the management and development of the company. While working from your home in New Hampshire is acceptable for a limited period of time, it is not practical for the long term. We, therefore, can accommodate your "working from home" on a transitional basis only.

This transitional arrangement will be provided for a period of two years beginning on January 1, 1998 and concluding December 31, 1999. If you have not elected to relocate to Illinois at the end of the transition period your employment with Corn Products International will be terminated. At that time you will receive a severance package from Corn Products which includes salary continuation of two weeks pay for each completed year of service (including service with CPC) up to a maximum of fifty two weeks pay and continuation in Corn Products International's benefits programs excluding LTD coverage and short-term disability (Medical Leave). During the period of salary continuation you will receive service credits in Cash Balance Retirement Plan in addition to credits to your Retiree Health Spending Account. You would be entitled to accrued vacation benefits. Since you are retirement eligible you can commence receiving your retirement benefits at the conclusion of the severance period per the provisions of the Corn Products International Cash Balance and the Retiree Health Care Spending Account plan design.




Phone: 708-563-6910
Fax:   708-563-6842


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        Ninety days prior to the end of the transition period Corn Products reserves the right, with your approval, to extend the transition period for another year under the same terms and conditions. During the transition period you are expected to continue to satisfy the requirements of your current position.

        Corn Products International reserves the right to terminate this transitional arrangement, and your employment with Corn Products
International, at any time and for any reason, but not limited to changing needs of the business or poor job performance. Nothing contained herein should be interpreted as guaranteeing employment for a particular duration.

        If you decide not to accept this transitional arrangement, your employment with CPC will terminate on December 31, 1997. You will then be provided the severance pay outlined above and you will continue your participation in CPC's benefits programs, excluding LTD coverage and short-term disability (Medical Leave). You would not be entitled to any 1999 vacation benefits. At the completion of your severance period your retirement would commence through CPC's Retirement program.

        To indicate our understanding of the terms outlined in this memorandum and to signify your agreement, please check the appropriate space, sign and return this document to me by December 19, 1997. In the meantime, please do not hesitate to call me or Jim Hirchak at 708-583-6807 should you have any questions.

        Thank you for your ongoing support.

                                                Sincerely,

                                                /s/ Konrad Schlatter
                                                ----------------------------
                                                Konrad Schlatter
                                                Chairman and Chief Executive
                                                  Officer

__X__ I accept the terms of this transitional arrangement and intend to work for Corn Products International per the provisions in this memo.

_____ I am unable to accept the terms of this transitional arrangement. I understand that my employment with CPC International will be terminated effective December 31, 1997.


/s/ Eugene Northacker                       12/16/97
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Signature                                   Date